As filed with the Securities and Exchange Commission on May 17, 2018
Registration Nos. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

________________________________

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

________________________________

CORREVIO PHARMA CORP.

(Exact name of Registrant as specified in its charter)

Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1441 Creekside Drive, 6th Floor

Vancouver, British Columbia, Canada V6J 4S7

(Address of Principal Executive Offices)

CORREVIO PHARMA CORP. INCENTIVE STOCK OPTION PLAN

(Full title of plan)

Correvio LLC

3 Dickinson Drive

Suite 101

Chadds Ford, PA 19317

(Name and address of agent for service)

610-833-6066

(Telephone number, including area code, of agent for service)

________________________________

Copy to:

Riccardo Leofanti, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 222 Bay Street, Suite 1750, P.O. Box 258 Toronto, Ontario, Canada M5K 1J5 (416) 777-4700	Joseph A. Garcia, Esq. Blake, Cassels & Graydon LLP 595 Burrard Street, Suite 2600 Vancouver, British Columbia, Canada V7X 1L3 (604) 631-3300

________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of ”large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b−2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered (1)	Amount To Be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares	14,000	(2)	$9.10	(4) (5)	$127,441.64	$15.87
	12,500	(2)	$3.08	(4)	$38,500.00	$4.79
	12,500	(2)	$3.92	(4)	$49,000.00	$6.10
	20,000	(2)	$6.43	(4) (5)	$128,503.40	$16.00
	32,700	(2)	$8.08	(4) (5)	$264,224.37	$32.90
	75,000	(2)	$4.84	(4)	$363,000.00	$45.19
	125,000	(2)	$3.03	(4)	$378,750.00	$47.15
	125,000	(2)	$1.91	(4)	$238,750.00	$29.72
	10,100	(2)	$9.74	(4)	$98,374.00	$12.25
	12,500	(2)	$3.08	(4)	$38,500.00	$4.79
	12,500	(2)	$3.92	(4)	$49,000.00	$6.10
	19,974	(2)	$6.43	(4) (5)	$128,336.34	$15.98
	4,000	(2)	$9.10	(4) (5)	$36,411.90	$4.53
	10,000	(2)	$9.10	(4) (5)	$91,029.74	$11.33
	17,500	(2)	$3.08	(4)	$53,900.00	$6.71
	17,500	(2)	$3.92	(4)	$68,600.00	$8.54
	275,000	(2)	$3.63	(4)	$998,250.00	$124.28
	150,000	(2)	$1.91	(4)	$286,500.00	$35.67
	7,500	(2)	$3.98	(4) (5)	$29,861.82	$3.72
	7,500	(2)	$3.98	(4) (5)	$29,861.82	$3.72
	10,000	(2)	$9.10	(4) (5)	$91,029.74	$11.33
	3,388,160	(3)	$2.28	(6)	$7,725,004.80	$961.76
Total	4,358,934				$11,312,829.57	$1,408.45	(7)

Notes

(1)	Pursuant to Rule 416 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), the number of Common Shares being registered hereby shall be adjusted to include any additional Common Shares that may become issuable as a result of stock splits, stock dividends or any other similar transactions effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding Common Shares in accordance with the provisions of the Registrant’s Correvio Pharma Corp. Incentive Stock Option Plan.

(2)	The Common Shares being registered relate to stock options granted to U.S. participants under the Registrant’s predecessor issuer, Cardiome Pharma Corp.’s (“Cardiome”) Amended Incentive Stock Option Plan that have been carried over to the Correvio Pharma Corp. Incentive Stock Option Plan and that have not yet been exercised.

(3)	The Common Shares being registered relate to stock option grants to U.S. participants to be undertaken in the future, with option exercise prices to be determined in accordance with the provisions of the Registrant’s Correvio Pharma Corp. Incentive Stock Option Plan.

(4)	In accordance with paragraph (h)(1) of Rule 457 under the Securities Act, the maximum offering price per Common Share is the option exercise price.

(5)	Converted at $1 = C$1.2809, the exchange rate as presented by the Bank of Canada on May 16, 2018.

(6)	Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h)(1) of Rule 457 under the Securities Act on the basis of the average of the high and low prices for the Common Shares on the Nasdaq Stock Market on May 11, 2018 (taking into account the prices for the Common Shares of Cardiome, the Registrant’s predecessor issuer.

(7)	Pursuant to Rule 457(p) under the Securities Act, the registration fee of $1,408.44 due for the registration of the securities to be registered hereby is offset by the $19,823 registration fee associated with the unsold securities under the Registration Statement on Form F-10 (No. 333-209606) initially filed by the Registrant’s predecessor issuer, Cardiome, on February 19, 2016 and terminated by its terms effective April 1, 2018.

EXPLANATORY NOTE

Effective May 15, 2018, Cardiome and the Registrant completed a court-approved statutory plan of arrangement (the “Arrangement”) under the Canada Business Corporations Act. Under the Arrangement each holder of common shares of Cardiome received one common share of the Registrant.

Prior to the Arrangement, the Cardiome common shares were registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Upon effectiveness of the Arrangement, the common shares of the Registrant were deemed registered under Section 12(b) of the Exchange Act, with the Registrant deemed to be a successor issuer to Cardiome pursuant to Rule 12g-3(a) under the Exchange Act.

As a result, future filings with the SEC will be made by the Registrant (and no longer by Cardiome).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

The following documents, or excerpts thereof as indicated, filed by Cardiome, predecessor to the Registrant, with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a)	Annual report on Form 20-F of Cardiome for the fiscal year ended December 31, 2017, filed with the Commission on April 30, 2018;

(b)	Reports on Form 6-K of Cardiome, furnished to the Commission on March 22, 2018, March 29, 2018, April 3, 2018, April 9, 2018, April 13, 2018 and May 15, 2018;

(c)	All reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by the Registrant since December 31, 2017; and

(d)	The description of the Registrant’s common shares included in Exhibit 99.1 to the Form 6-K furnished to the Commission on April 13, 2018.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such documents.  In addition, any Report on Form 6-K of the Registrant hereafter furnished to the Commission pursuant to the Exchange Act shall be incorporated by reference into this Registration Statement if and to the extent provided in such document.

Item 4.   Description of Securities

Not Applicable.

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Item 5.   Interests of Named Experts and Counsel

Not Applicable

Item 6.   Indemnification of Directors and Officers

Our directors and officers are entitled to indemnification in the following circumstances:

(a) Under the Canada Business Corporations Act, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation, or another individual who acts or acted at the corporation's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges, and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative, or other proceeding in which the individual is involved because of that association with the corporation or other entity. A corporation may not indemnify an individual unless the individual (i) acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation's request and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. Such indemnification may, with court approval, be made in connection with an action by or on behalf of the corporation or other entity to procure a judgment in its favor, to which the individual is made a party because of his or her association with the corporation or other entity, as the case may be, if the individual satisfies the conditions set forth above to qualify for indemnification. A director or officer is entitled to such indemnification from the corporation as a matter of right if he or she was not judged by the court or other competent authority to have committed any fault or omitted to do anything that he or she ought to have done and fulfilled the conditions set forth above. The corporation may advance moneys to a director, officer or other individual for the costs, charges, and expenses of a proceeding referred to above. The individual shall repay the moneys if he or she does not fulfill the conditions set forth above to qualify for indemnification.

(b) Our bylaws provide that we will indemnify any of our directors or officers, or former directors or officers, and other parties specified by the bylaws against all costs, charges, and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by them for any civil, criminal or administrative action or proceeding to which they are made a party by reason of being or having been a director or officer.

(c) We have entered into indemnity agreements ("Indemnity Agreements") with certain of our officers and directors, pursuant to which we are obligated to indemnify and hold harmless such persons against all costs, charges, and expenses, including any amounts paid to settle actions or satisfy judgments, reasonably incurred by them in respect of any civil, criminal, administrative, investigative, or other proceeding to which they are made a party by reason of being or having been an officer or director. However, such indemnification obligations arise only to the extent that the party seeking indemnification was acting honestly and in good faith with a view to our best interests, and, in the case of criminal or administrative actions or proceedings enforced by monetary penalties, that such person had reasonable grounds for believing that his or her conduct was lawful. Under these Indemnity Agreements, we may advance to the indemnified parties the expenses incurred in defending any such actions or proceedings, but if the director or officer does not meet the conditions to qualify for indemnification, such amounts shall be repaid.

As permitted by the Canada Business Corporations Act and our bylaws, we have purchased directors' and officers' liability insurance that, under certain circumstances, insures the directors and officers against the costs of defense, settlement, or payment of a judgment.

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Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.   Exemption From Registration Claimed

Not Applicable.

Item 8.   Exhibits

The following exhibits are filed as part of this registration statement.

Exhibit No.	Description

4.1	Specimen Common Share certificate.

4.2	Articles of Incorporation and Articles of Amalgamation of the Registrant.

4.3	By-laws of the Registrant.

5.1	Opinion of Blake, Cassels & Graydon LLP.

23.1	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1 to this Registration Statement).

23.2	Consent of KPMG LLP.

24.1	Power of Attorney (included on page 5 of this Registration Statement).

Item 9.   Undertakings.

(a)          The undersigned Registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Vancouver, Province of British Columbia, Canada, on May 17, 2018.

CORREVIO PHARMA CORP.

By:	/s/ William Hunter
	Name:	William Hunter
	Title:	Chief Executive Officer

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POWER OF ATTORNEY

Each person whose signature appears below authorizes William Hunter and Justin Renz as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, this Registration Statement on Form S-8 and any amendment thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)) necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 17, 2018.

Signature	Title

/s/ William Hunter	Chief Executive Officer and Director
William Hunter

/s/ Justin Renz	Chief Financial Officer
Justin Renz

/s/ James O’Shea	Director
James O’Shea

/s/ Richard M. Glickman	Director
Richard M. Glickman

/s/ Mark H. Corrigan	Director
Mark H. Corrigan

/s/ Arthur H. Willms	Director
Arthur H. Willms

/s/ Robert J. Meyer	Director
Robert J. Meyer

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned certifies that it is the duly authorized United States representative of Correvio Pharma Corp. and has duly caused this Registration Statement on Form S-8 to be signed on behalf of it by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada on May 17, 2018.

CARDIOME, INC. (Authorized U.S. Representative)

By:	/s/ William Hunter
	Name:	William Hunter
	Title:	Authorized Signatory

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EXHIBIT INDEX

4.1	Specimen Common Share certificate.

4.2	Articles of Incorporation and Articles of Amalgamation of the Registrant.

4.3	By-laws of the Registrant.

5.1	Opinion of Blake, Cassels & Graydon LLP.

23.1	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1 to this Registration Statement).

23.2	Consent of KPMG LLP.

24.1	Power of Attorney (included on page 5 of this Registration Statement).

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